Prospect Floating Rate and Alternative Income Fund Announces an Increased 8.50% Annualized Total Cash Distribution Percentage Rate on Net Asset Value for September 2024

NEW YORK, October 4, 2024 /BusinessWire/ -- Prospect Floating Rate and Alternative Income Fund, Inc. (“Prospect Floating Rate and Alternative Income Fund” or the “Fund”), announced today that the Fund’s Board of Directors has declared monthly cash common shareholder distributions for September 2024.

The annualized total cash distribution is $0.39865 per share (8.50% annualized percentage rate based on the net asset value as of June 30, 2024), for a distribution with record date of September 27, 2024 and payment date of October 4, 2024 based on the June 30, 2024 net asset value of $4.69. This is an increase from the prior annualized distribution percentage rate of 8.14% based on net asset value as of June 30, 2024.

This shareholder cash distribution increase is due to continued growth in the Fund's total assets, which were $76.7 million as of June 30, 2024. The Fund has grown due to deploying capital into private credit investments from the unregistered sale of $30 million of common stock to an affiliate of the Fund, together with Fund bank financing.

Monthly Cash Shareholder Distribution	Record Date	Payment Date	Total Amount ($ per share)
September 2024	September 27, 2024	October 4, 2024	$0.03048
About Prospect Floating Rate and Alternative Income Fund
Prospect Floating Rate and Alternative Income Fund is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company. The Fund invests primarily in the floating rate loans of privately-owned U.S. middle market companies. These investments are generally sourced by Prospect Capital Management L.P, our investment adviser. For more information, visit pfloat.com.

About Prospect Capital Management L.P.
Prospect Capital Management L.P. (“Prospect”), headquartered in New York City, is an SEC-registered investment adviser that, along with its predecessors and affiliates, has more than 30-years of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. Prospect and its affiliates employ a team of over 100 professionals who focus on credit-oriented investments yielding attractive current income. Prospect, together with its affiliates, has $8.9 billion of assets under management as of June 30, 2024. For more information, call (212) 448-0702 or visit https://www.prospectcap.com.

About Preferred Capital Securities, LLC
Preferred Capital Securities, LLC (“PCS”) serves as the dealer-manager for Priority Income Fund, Inc. and has been a member of FINRA/SIPC since 2015. Formed in 2013, PCS is a boutique managing broker-dealer that distributes alternative investments, including real estate and credit investment products in private and public structures through broker dealers and registered investment advisors. PCS has raised over $4.8 billion of capital as a wholesale distributor for various alternative investment strategies. For more information, call 855-320-1414 or visit http://www.pcsalts.com.

Additional Information

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that you originally invested and represent a return of capital to you for tax purposes. Such a return of capital is not immediately taxable, but reduces your tax basis in our shares, which may result in higher taxes for you even if your shares are sold at a price below your original investment.

The offering may be made only by means of a prospectus, copies of which may be obtained when available from Preferred Capital Securities, LLC, 3284 Northside Parkway, Suite 150, Atlanta, GA, 30327 (telephone number 855-320-1414). Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Prospect Floating Rate and Alternative Income Fund before investing. The prospectus contains this and other information about Prospect Floating Rate and Alternative Income Fund.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of Prospect Floating Rate and Alternative Income Fund Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by unknowable future events and conditions, including elements of the future that are or are not under the control of Priority Income Fund, Inc. and that Prospect Floating Rate and Alternative Income Fund may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and Prospect Floating Rate and Alternative Income Fund undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.